Exhibit 99.1

Rigel Announces Third Quarter 2007 Financial Results

SOUTH SAN FRANCISCO, Calif., Nov. 6 — Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today announced financial results for the third quarter and nine months ended September 30, 2007.

For the third quarter of 2007, Rigel reported a net loss of $18.9 million, or $0.61 per share, compared to a net loss of $11.4 million, or $0.46 per share, in the third quarter of 2006. Weighted average shares outstanding for the third quarters of 2007 and 2006 were 31.0 million and 25.0 million, respectively.

There were no contract revenues from collaborations reported in the third quarter of 2007, compared to $6.1 million reported in the third quarter of 2006, which included a $3.0 million milestone payment from Merck Serono for the initiation of the first of three Phase 1 studies with R763.

Total operating expenses were $20.4 million in the third quarter of 2007, compared to operating expenses of $18.9 million during the same period in 2006. The increase was primarily due to increases in research and development expenditures made in support of our ongoing preclinical and clinical programs. Non-cash stock-based compensation represented $2.8 million of total operating expenses in the third quarter of 2007, compared to $3.5 million in the third quarter of 2006.

For the nine months ended September 30, 2007, Rigel reported a net loss of $55.3 million, or $1.96 per share, compared to a net loss of $22.2 million, or $0.89 per share, for the same period last year. Rigel recorded contract revenues from collaborations of $4.6 million for the first nine months of 2007, compared with $30.3 million for the first nine months of 2006. The decrease was primarily due to the receipt and recognition of various milestone and upfront payments from Merck Serono and Pfizer during the first nine months of 2006.

As of September 30, 2007, Rigel had cash, cash equivalents and available for sale securities of $112.5 million, compared with $126.5 million at June 30, 2007 and $104.5 million at December 31, 2006.

“Rigel’s continued commitment to support a robust product pipeline has brought us to this point in the company’s history where we expect to announce the results of two Phase 2 clinical trials with our lead drug candidate, R788, by the end of this year,” said James M. Gower, Rigel’s Chairman and Chief Executive Officer.

About Rigel  (www.rigel.com)

Rigel is a clinical-stage drug development company that discovers and develops novel, small-molecule drugs for the treatment of inflammatory/autoimmune diseases and cancer, as well as viral and metabolic diseases. Our goal is to file one new investigational new drug application in a significant indication each year. Rigel has achieved this goal every year since 2002. Our pioneering research focuses on intracellular signaling pathways and related targets that are critical to disease mechanisms. Rigel’s productivity has resulted in seven strategic collaborations with large pharmaceutical partners to develop and market our product candidates. Rigel has product development programs in inflammatory/autoimmune diseases such as rheumatoid arthritis, thrombocytopenia and asthma, as well as in cancer.

This press release contains “forward-looking” statements, including statements related to the timing of results of Rigel’s clinical development of product candidates. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “plans,” “intends,” “indicates,” “promising,” “expects,” “anticipates” and similar expressions are intended to identify these forward-looking statements. There are a number of important factors that could cause Rigel’s results to differ materially from those indicated by these forward-looking statements, including risks associated with the timing and success of clinical trials and the commercialization of product candidates, as well as other risks detailed from time to time in Rigel’s reports filed with the Securities and Exchange Commission, including its Form 10-Q for the quarter ended June 30, 2007. Rigel does not undertake any obligation to update forward-looking statements.

# # #

Contact: Ryan D. Maynard
Phone: 650.624.1284
Email: invrel@rigel.com

Media Contact: Susan C. Rogers, Alchemy Consulting, Inc.
Phone: 650.430.3777
Email: susan@alchemyemail.com

STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues:
Contract revenues	$—	$6,127	$4,600	$30,345

Operating expenses:
Research and development (see Note A)	15,372	14,050	48,404	41,966
General and administrative (see Note A)	5,054	4,804	15,466	14,532
Total operating expenses	20,426	18,854	63,870	56,498
Loss from operations	(20,426)	(12,727)	(59,270)	(26,153)
Interest income, net	1,482	1,345	4,000	3,972
Net loss	$(18,944)	$(11,382)	$(55,270)	$(22,181)
Net loss per share, basic and diluted	$(0.61)	$(0.46)	$(1.96)	$(0.89)
Weighted average shares used in computing net loss per share, basic and diluted	31,030	24,987	28,211	24,882

Note A

Stock-based compensation expense included in:
Research and development	$1,294	$1,734	$4,212	$5,198
General and administrative	1,500	1,715	4,909	4,939
	$2,794	$3,449	$9,121	$10,137

SUMMARY BALANCE SHEET DATA

(in thousands)

	September 30,	December 31,
	2007	2006(1)
	(unaudited)
Cash, cash equivalents and available for sale securities	$112,500	$104,471
Total assets	119,684	113,240
Stockholder’s equity	94,319	87,229

(1) Derived from audited financial statements